Exhibit 10.8

AMENDMENT ONE

CONAGRA FOODS, INC.

2006 PERFORMANCE SHARE PLAN (THE “PLAN”)

Effective January 1, 2009, the Plan (attached hereto as Exhibit A) is amended to clarify the intent that the Plan provides only “short-termed deferrals” within the meaning Section 409A of the Internal Revenue Code and the regulations thereunder, and to include 409A-compliant provisions to apply in the unintended event that any awards under this Plan are subject to 409A. All capitalized terms used but not defined in this Amendment One have the same meaning as in the Plan.

1.	It is hereby confirmed that the terms of the ConAgra Food Performance Share Plan Operational Document (Effective September 27, 2006) (the “Operational Document”) are a part of the terms of the Plan.

2.	Section 7 is amended by adding the following at the end:

For all purposes of this Plan, including but not limited to the Operational Document, all vested awards shall be paid on or before the later of (a) the fifteenth day of the third month that begins after the month containing the end of the applicable fiscal year or Performance period or (b) the fifteenth day of the third month that begins after the end of the Participant’s tax year in which the end of the applicable fiscal year or Performance Period occurs.

3.	Section 8 is amended by adding the following at the end:

Such stock shall be distributed to the Participant on or before the later of (a) the fifteenth day of the third month that begins after the month containing the end of the applicable fiscal year or Performance period during which such Stock is no longer subject to a substantial risk of forfeiture (as defined under Internal Revenue Code Section 409A) or (b) the fifteenth day of the third month that begins after the end of the Participant’s tax year during which such Stock is no longer subject to a substantial risk of forfeiture (as defined under Internal Revenue Code Section 409A).

4.	The first sentence of Section 9 is replaced with the following:

In the event of a Participant’s termination due to Disability or Retirement, a distribution shall be made of a pro rata share of the Performance Shares that are earned and certified for the relevant Performance Period or fiscal year in accordance with Section 7, prorated based upon the full number of fiscal years completed during the Performance Period as of the Participant’s termination date. Such Performance Shares shall be distributed to the Participant at the same time Performance Shares are distributed to other Participants who remain employed with the Company.

5.	Section 12 is amended by adding the following at the end:

Any payments made under this Section 12 shall be paid no later than the fifteenth day of the third month that begins after the later of (i) the end of the Participant’s tax year in which the Change in Control occurs or (ii) the end of the Company’s fiscal year in which the Change in Control occurs.

6.	A new Section 14.10 is added to read as follows:

Code Section 409A. Unless the Committee expressly determines otherwise, Performance Shares are intended to be exempt from Code Section 409A as short-term deferrals and, accordingly, the terms of any Performance Shares award shall be construed to preserve such exemption. To the extent the Committee determines that Code Section 409A applies to a particular award granted under the Plan, then the terms of the award shall be construed and administered to permit the award to comply with Code Section 409A. In the event anyone is subject to income inclusion, additional interest or taxes, or any other adverse consequences under Code Section 409A (“Non-compliance”), then neither the Company, the Committee, the Board nor its or their employees, designees, agents or contractors shall be liable to any Participant or other persons in connection with any Non-compliance, except to the extent the Non-compliance was the direct result of any Company action or failure to act that was under taken in bad faith.

IN WITNESS WHEREOF, this document is executed on the date set forth below.

CONAGRA FOODS, INC.

By:	/s/ Charles Salter
Title:	Vice President, Human Resources
Date:	September 25, 2008

“EXHIBIT A”

CONAGRA FOODS, INC.

PERFORMANCE SHARE PLAN

Effective May 29, 2006, ConAgra Foods, Inc. (“Company”) hereby adopts the ConAgra Foods, Inc. Performance Share Plan (“Plan”).

1. Purpose. The purpose of the Plan is to foster and promote the long term financial success of the Company and increase stockholder valued by (a) motivating superior performance by means of performance shares, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company.

2. Eligibility. The only persons eligible to participate in the Plan shall be those Participants selected by the Committee or the Chief Executive Officer of the Company (“CEO”); provided, however, the CEO may only select, and assign a targeted number of Performance Shares to, individuals who are not “Covered Employees” as defined in Code § 162(m) (“Covered Employees”).

3. Participation. Within 90 days of the commencement of each Performance Period, the Committee and/or CEO shall select the individuals, if any, who shall participate in the Plan for the applicable Performance Period (“Participants”). The “Performance Period” shall be the three consecutive fiscal years beginning with the fiscal year for which the award is granted. The Committee and/or CEO shall assign a targeted number of Performance Shares to each selected Participant for the Performance Period. Notwithstanding the preceding, the Committee or CEO may select additional Participants during the Performance Period and make an award to such Participants; provided no such additional Participant shall be a Covered Employee unless such additional Participant’s award does not begin until the next succeeding fiscal year.

4. Performance Goals. Within ninety days of the commencement of each Performance Period, the Committee shall establish an award schedule that sets forth a range of performance scenarios and related Performance Shares earned. The range performance and awards earned shall be based upon Company earnings before interest and taxes (EBIT) and Company return on average invested capital (ROIAC) measured over the Performance Period. For the Performance Period beginning with fiscal year end 2007, the Committee shall establish an awards schedule for the first fiscal year of the Performance Period and an awards schedule for the entire Performance Period, which would apply to the cumulative fiscal years 2007 and 2008. For Performance Periods beginning after fiscal year end 2007, the Committee shall establish an awards schedule for the entire Performance Period. The awards actually earned shall range from zero to three hundred percent of the targeted number of Performance Shares. At the discretion of the Committee, different award schedules may be established for different Participants and/or for different executive levels.

5. Administration of the Plan. The Plan shall be administered by the Committee. The Committee by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interest of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons. Subject to the terms and conditions of this Plan, the Committee and CEO shall determine the Participants to whom awards are granted and the terms and conditions of such awards. The Committee may require each individual earning an award under the Plan to enter into an agreement with the Company regarding the terms of the award and the employee’s employment. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate all or any portion of its responsibilities and powers to any one or more of its members.

6. Earning of Awards.

6.1.	For the Performance Period beginning with fiscal year end 2007, up to one-third of the targeted Performance Shares may be earned in fiscal year end 2007 based upon the awards schedule for fiscal year end 2007; up to one-third of the targeted Performance Shares may be earned in fiscal year end of 2008 based upon the awards schedule for the entire Performance Period, representing cumulative performance in 2007 and 2008; and the balance of the targeted Performance Shares, and any above target payout, may be earned based upon the awards schedule established by the Committee for the entire Performance Period. In no event will the amount paid in each of 2007 and 2008 exceed one-third of the three-year target.

6.2.	For Performance Periods beginning after fiscal year end 2007, the target Performance Shares actually earned shall be based upon the awards schedule established for the entire Performance Period.

6.3.	The actual amount of Performance Shares earned by the individual Participant is based upon achieving the EBIT and ROAIC goals as set by the Committee at the time the target Performance Shares are established. The CEO may increase or decrease the amount of an award earned by a Participant who is not a Covered Employee based upon the CEO’s assessment of the Participant’s individual contribution to the Company.

7. Distribution of Performance Shares Earned. Subject to Sections 8, 9 and 10 below, awards earned hereunder are not payable until after the Performance Period. Earned awards will be paid after (i) the Company has received an opinion from its independent auditors with respect to the Company’s financial statements for the Performance Period, and (ii) the Committee has certified in writing that the material terms of this Plan were satisfied and that awards were accurately computed according to the terms of the Plan. All awards, including dividend equivalent payments, hereunder shall be paid in shares of Stock (except for fractional shares which shall be paid in cash). Notwithstanding the preceding, for the Performance Period beginning with fiscal year end 2007, awards will be distributed after the fiscal year in which the award is earned.

8. Termination for Reasons Other Than Death, Disability or Retirement. A Participant who terminates employment with the Company and its Subsidiaries for any reason other than death, Disability or Retirement shall forfeit all awards hereunder that have not been paid at the date of termination, whether earned or not. Notwithstanding the preceding, the Committee, at its sole and absolute discretion, may distribute Stock for all or some of the Performance Shares that are forfeited by a Participant, which the Committee deems to be appropriate and in the best interest of the Company.

9. Disability or Retirement. In the event of a Participant’s termination due to Disability or Retirement, earned, but unpaid Performance Shares shall be distributed as soon as reasonably practicable after the termination due to Disability or Retirement based upon actual performance at the end of the fiscal year ending on or immediately before said termination. No distribution will be made with respect to the fiscal year in which the termination of employment occurs, unless the date of termination is the last day of the applicable fiscal year.

10. Death. In the event of a Participant’s death, a distribution shall be made of a pro rata share of the targeted Performance Shares that have not been distributed based upon the full number of years completed during the Performance Period. The payment shall be made within 75 days of the date of death.

11. Dividends and Voting Rights. Upon the payment of earned Performance Shares, the Participant shall receive additional shares of Stock representing dividend equivalents. The amount of dividend equivalents for each Performance Share earned shall equal the dividends paid on one share of Stock during the period between the beginning of the Performance Period and the date of distribution. A Participant shall not have voting rights with respect to any Performance Shares or with respect to the Stock until the Stock is delivered to the Participant.

12. Payments Upon Change of Control. Upon a Change of Control, the Company may, at the Board’s, or the Human Resources Committee’s, as the case may be, sole and absolute discretion, pay the Participant all or a portion of the Participant’s award hereunder. The amounts paid may be based upon (a) a proration of the Participant’s target Performance Shares, (b) a proration of the projected Performance Shares at the time of the Change of Control, or (c) a pro rata amount computed at the end of the fiscal year. Any proration shall be based upon the number of completed months elapsed in the Performance Period since the Change of Control.

13. Awards Grant. Subject to the terms and conditions hereof, the awards granted and distributed hereunder to Covered Employees shall be pursuant to the ConAgra Foods, Inc. Executive Incentive Plan (“EIP”), and to the extent necessary for compliance with Code § 162(m) for the tax deductibility of an award, the provisions of the EIP shall apply to the awards hereunder. Awards earned and Stock distributed hereunder shall be granted and distributed under a ConAgra Foods Stock Plan (“Stock Plan”). To the extent not inconsistent with the provisions of this Plan, the provisions of the EIP and Stock Plan shall apply to this Plan and the awards hereunder.

14. Miscellaneous Provisions.

14.1.	Nontransferability of Awards. Except as otherwise provided by the Committee, no awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

14.2.	Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee. In the absence of any such designation, awards outstanding at death will be paid to the Participant’s surviving spouse, if any, or otherwise to the Participant’s estate.

14.3.	No Guarantee of Employment or Participation. Nothing in the plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any individual any right to continue in the employ of the Company or any Subsidiary. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future awards.

14.4.	Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied.

14.5.	Agreements with Company. An award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole and absolute discretion, prescribe. The terms and conditions of any award to any Participant shall be reflected in such form of written document as is determined by the Committee or its designee.

14.6.	Code § 409A. If any provision of the Plan or an award contravenes Code § 409A or any regulations promulgated under Code § 409A, or could cause an award to be subject to interest and penalties under Code § 409A, such provision of the Plan or any award shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Code § 409A.

14.7.	Unfunded Plan. The plan shall be unfunded. Bookkeeping accounts may be established with respect to Participants who are granted Performance Shares under the Plan, but any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Performance Shares.

14.8.	Requirements of Law. The granting of Performance Shares and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

14.9.

Changes in Stock. In the event of any change in the outstanding Stock by reason of any share dividend or split, recapitalization, merger, consolidation, spin-off reorganization, combination or exchange of shares, or other similar corporate change, then, if the Committee shall determine, in its sole discretion, that such change equitably requires an adjustment in the number or kind of Performance Shares or target Performance Shares of a Participant or which may be awarded to a Participant, or an adjustment in any measures of performance, such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan.

15. Amendment or Termination of Plan. The Board may from time to time amend, modify or terminate any or all of the provisions of the Plan; provided, however, no amendment, modification or termination shall affect the rights of any Participant with respect to a previously granted award, without the written consent of the Participant.

16. Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

16.1.	“Board” means the Board of Directors of the Company.

16.2.	“Change of Control” means:

(i)	Individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(ii)	Consummation of a reorganization, merger, consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of its assets.

16.3.	“Code” means the Internal Revenue Code of 1986, as amended.

16.4.	“Committee” means the Human Resources Committee of the Board, or its successor, or such other committee of the Board to which the Board delegates power to act under or pursuant to the provisions of the Plan.

16.5.	“Disability” means the Participant, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, is receiving income replacement benefits for a period of not less than three months under the Company’s long term disability plan.

16.6.	“Retirement” means termination of employment from the Company or a Subsidiary on or after the earlier of (i) the Participant attains age 65, or (ii) the Participant has at least ten years of service and has attained age 55. For purposes of this Plan, years of service shall include any additional years of service provided to a Participant for pension purposes pursuant to the Participant’s written employment agreement with the Company or its Subsidiaries.

16.7.	“Stock” means the common stock of the Company, par value $5.00 per share.

16.8.	“Subsidiary” means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, 25% or more of the voting power or of the capital interest or profits interest of such entity.